Exhibit 2.1

FORM OF REORGANIZATION AGREEMENT

between

FIDELITY NATIONAL FINANCIAL, INC.

and

CANNAE HOLDINGS, INC.

Dated as of [•], 2017

i

7.7	Governing Law; Jurisdiction; Waiver of Jury Trial	21
7.8	Severability	22
7.9	Amendments; Waivers	22
7.10	No Strict Construction; Interpretation	23
7.11	Conflicts with Tax Matters Agreement	23
7.12	Headings	23
7.13	Counterparts	23

EXHIBIT A — Form of Amended and Restated Charter of Splitco

EXHIBIT B — Form of Amended and Restated Bylaws of Splitco

EXHIBIT C — Form of Corporate Services Agreement

EXHIBIT D — Form of Registration Rights Agreement

EXHIBIT E — Form of Tax Matters Agreement

EXHIBIT F — Form of Voting Agreement

ii

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Exhibits hereto, this “Agreement”), dated as of [•], 2017, is entered into by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“FNF”), and CANNAE HOLDINGS, INC., a Delaware corporation (“Splitco”).  Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1.

RECITALS:

WHEREAS, Splitco is, and prior to the Redemption (as defined below) will be, a wholly owned Subsidiary of FNF;

WHEREAS, the FNF Board has determined that it is appropriate and in the best interests of FNF and its stockholders to reorganize its assets and liabilities by means of the Split-Off (as defined below) of Splitco, the assets and liabilities of which would consist of the assets and liabilities that are attributable to the FNFV Group (as defined in the FNF Charter);

WHEREAS, the applicable parties thereto have agreed to enter into certain transactions contemplated by this Agreement, including the Contribution (as defined below) and the redemption (the “Redemption”) of 100% of FNF’s class of common stock designated FNFV Group Common Stock, par value $0.0001 per share (“FNFV Common Stock”), for stock of Splitco, subject to the conditions described herein;

WHEREAS, the transactions contemplated by this Agreement, including the Contribution and the Redemption, have been approved by the FNF Board and, to the extent applicable, the Splitco Board, and are motivated in whole or substantial part by certain substantial corporate business purposes of FNF and Splitco;

WHEREAS, the transactions contemplated by this Agreement, including the Contribution and the Redemption (together, the “Split-Off”) are intended to qualify under, among other provisions, Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and are expected to accomplish certain corporate business purposes of FNF and Splitco (which corporate business purposes are substantially unrelated to U.S. federal tax matters);

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
REORGANIZATION AND DISTRIBUTION

1.1                               Contribution; Transfer of Splitco Assets and Splitco Business; Assumption of Splitco Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Contribution (as defined below) and the Split-Off:

(a)                                 The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, by no later than immediately before the Effective Time (as defined below), all actions that are necessary or appropriate to implement and accomplish the contribution of all of FNF’s interests in Fidelity National Financial Ventures, LLC to Splitco in exchange for shares of Splitco Common Stock (the contribution and all the transactions contemplated thereby, collectively, the “Contribution”). The Contribution and the Redemption are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain of the transactions.

(b)                                 FNF, by no later than immediately before the Effective Time, shall cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the Splitco Assets and Splitco Business to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Splitco, and Splitco agrees to accept or cause to be accepted all such rights, title and interest in and to all the Splitco Assets and Splitco Business.  All Splitco Assets are being transferred on an “as is, where is” basis, without any warranty whatsoever on the part of FNF.

(c)                                  FNF, by no later than immediately before the Effective Time, shall cause all of the Splitco Liabilities to be assigned, directly or indirectly, to or to be incurred by, Splitco or its Subsidiaries, and Splitco agrees to accept, assume, perform, discharge and fulfill all of the Splitco Liabilities in accordance with their respective terms.

(d)                                 Upon completion of the transactions contemplated by Section 1.1(a) — (c) above: (i) Splitco will own, directly or indirectly, the Splitco Business and the Splitco Assets and be subject to the Splitco Liabilities; and (ii) FNF will continue to own, directly or indirectly, the FNF Retained Businesses and the FNF Retained Assets and continue to be subject to the FNF Retained Liabilities.

1.2                               Third Party Consents and Government Approvals.  To the extent that either the Contribution or the Redemption requires a consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Contribution and the Redemption.

1.3                               Further Actions.  From and after the Redemption Date, upon the reasonable request of a party hereto, each other party hereto will promptly take, or cause its wholly owned Subsidiaries to promptly take and will use reasonable best efforts to cause its non-wholly owned subsidiaries, joint ventures owned (either of record or beneficially) by such party or a Subsidiary of such party and any entity in which such party or a Subsidiary of such party owns a minority investment (either of record or beneficially) to take, all commercially reasonable actions necessary or appropriate to fully accomplish the Contribution and the Redemption and to give effect to the transactions provided for in this Agreement in accordance with the purposes hereof.

1.4                               Reorganization and Redemption Documents.  All documents and instruments used to effect the Contribution and the Redemption and otherwise to comply with this Agreement shall be in form satisfactory to FNF, Splitco and any additional signatories thereto, as applicable.

1.5                               Qualification as Reorganization.  For U.S. federal income tax purposes, (a) each step of the Contribution and Redemption is generally intended to be undertaken in a manner so that no gain or loss is recognized by FNF, Splitco or their respective Subsidiaries, and (b) the Contribution and the Redemption are intended to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and a distribution to which Sections 355 and 361 of the Code applies, respectively.

1.6                               Plan of Reorganization.  For U.S. federal income tax purposes, this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II
REDEMPTION

2.1                               The Redemption.

(a)                                 The FNF Board will have the authority (i) to (A) effect the Redemption, subject to the conditions set forth in Section 2.2, or (B) terminate the Redemption at any time prior to the Effective Time, (ii) to establish or change the record date for the meeting of stockholders (the “Stockholder Meeting”) at which the holders of record of FNFV Common Stock will be asked to vote on the Redemption in accordance with Article IV, Section A.2.(a)(iii)(B) of the FNF Charter, (iii) to establish or change the date of the Stockholder Meeting, (iv) to establish or change the date (the “Redemption Date”) and time (the “Effective Time”) at which the Redemption will be effective and (v) prior to the Effective Time, to establish or change the procedures for effecting the Redemption, subject to, in all cases, any applicable provisions of the DGCL and the FNF Charter.

(b)                                 On the Redemption Date, subject to the satisfaction or waiver, as applicable, of the conditions to the Redemption set forth in Section 2.2, FNF will redeem each outstanding share of FNFV Common Stock for one (1) share of Splitco’s common stock, par value $0.0001 per share (“Splitco Common Stock”).  In connection with the Contribution, Splitco will issue to FNF the applicable number of shares of Splitco Common Stock necessary to effect the Redemption on the Redemption Date.

(c)                                  No fractional shares of FNFV Common Stock will be retained by holders of FNFV Common Stock and no fractional share of Splitco Common Stock will be distributed, in each case, in connection with the Redemption.  If any record holder of FNFV Common Stock otherwise would be entitled to retain a fractional share of FNFV Common Stock or receive a fractional share of Splitco Common Stock in the Redemption, such record holder will instead receive cash in an amount based on the aggregation and sale of all fractional shares by the Redemption Agent at prevailing market prices on behalf of such holders.  Any amounts payable in lieu of fractional shares pursuant to this Section 2.1(c) will be payable from the proceeds of the aggregation and sale of fractional shares by the Redemption Agent as soon as practicable after the Split-Off is completed.

(d)                                 FNF will provide notice of the Effective Time and Redemption Date to holders of FNFV Common Stock in accordance with the requirements of Article IV, Section A.2.(f)(iv)(c) of the FNF Charter.

(e)                                  FNF will take all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws to permit the Redemption to be effected in compliance, in all material respects, with such laws.

(f)                                   Promptly following the Effective Time, FNF will cause the Redemption Agent (i) to exchange the applicable number of shares of FNFV Common Stock held in book-entry form as of the Effective Time for the applicable number of shares of Splitco Common Stock, and (ii) to mail to the holders of record of certificated shares of FNFV Common Stock as of the Redemption Date a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the redeemed shares of FNFV Common Stock will pass, only upon proper delivery of the certificates representing such shares to the Redemption Agent) with instructions for use in effecting the surrender of the redeemed shares of FNFV Common Stock.

(g)                                  Shares of Splitco Common Stock that are exchanged in the Redemption for shares of FNFV Common Stock will be deemed to have been issued as of the Effective Time; provided, that until the surrender of any certificate representing redeemed shares of FNFV Common Stock for shares of Splitco Common Stock, Splitco may withhold and accumulate any dividends or distributions which become payable with respect to such shares of Splitco Common Stock pending the surrender of such certificate.

2.2                               Conditions to the Redemption.  The obligation of FNF to effect the Redemption is subject to the following conditions:

(a)                                 a proposal to approve the Redemption shall have been approved by a majority of the aggregate voting power of the shares of FNFV Common Stock that are present, in person or by proxy, and entitled to vote at the Stockholder Meeting or any adjournment or postponement thereof, voting together as a single class;

(b)                                 FNF having received a tax opinion from Deloitte Tax LLP dated as of the Closing Date, in form and substance reasonably acceptable to FNF, substantially to the effect that the Contribution and the Redemption should qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and a distribution to which Sections 355 and 361 of the Code applies, respectively. In rendering such opinion, such tax advisor shall be entitled to rely upon customary assumptions and certificates of officers of FNF, Splitco or their respective Subsidiaries;

(c)                                  (i) the Registration Statement shall be effective and (ii) the registration of the Splitco Common Stock under Section 12(b) of the Exchange Act shall be effective;

(d)                                 the Splitco Common Stock shall have been approved for listing on The New York Stock Exchange; and

(e)                                  any other regulatory or contractual approvals that the Board (or a committee of the Board) determines to obtain shall have been so obtained and be in full force and effect.

The foregoing conditions are for the sole benefit of FNF and shall not in any way limit FNF’s right to amend, modify or terminate this Agreement in accordance with Section 6.1.  Any of the foregoing conditions set forth in Section 2.2(e) may be waived by the FNF Board and any determination made by the FNF Board prior to the Redemption concerning the satisfaction or waiver of any condition set forth in this Section 2.2 shall be final and conclusive.

2.3                               Treatment of Outstanding FNFV Restricted Stock Awards.  Shares of FNFV Common Stock subject to vesting and transfer restrictions (the “FNFV Restricted Shares”) shall be redeemed pursuant to Section 2.1(b) for shares of Splitco Common Stock that shall continue to have and be subject to the same terms and conditions as were applicable to such FNFV Restricted Shares immediately before the Redemption Date (including vesting and transfer restrictions).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the Parties.  Each party hereto represents and warrants to the other as follows:

(a)                                 Organization and Qualification.  Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

(b)                                 Authorization and Validity of Agreement.  Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments to which it is to be a party required to effect the Contribution (the “Contribution Agreements”) and the agreements to be delivered by it at the Closing pursuant to Section 5.3 (the “Other Agreements”).  The execution, delivery and performance by such party of this Agreement, the Contribution Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors, managing members or analogous governing body of such party and, to the extent required by Law, its stockholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Contribution Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Contribution Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2                               No Approvals or Notices Required; No Conflict with Instruments.  The execution, delivery and performance by such party of this Agreement, the Contribution Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation, or Order of any court or Governmental Authority having jurisdiction over it or its properties.

3.3                               No Other Reliance.  In determining to enter into this Agreement, the Contribution Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied.  Except as otherwise expressly set forth herein or in the Contribution Agreements or the Other Agreements, all Splitco Assets and the Splitco Business are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

ARTICLE IV
COVENANTS

4.1                               Indemnification.

(a)                                 Splitco hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless FNF, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “FNF Indemnified Parties”) from and against any Losses incurred by the FNF Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i)                                     the conduct of the Splitco Business (whether before or after the Closing);

(ii)                                  the Splitco Assets (whether incurred before or after the Closing);

(iii)                               the Splitco Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Splitco or any of its Subsidiaries under this Agreement, any Contribution Agreement or any Other Agreement.

(b)                                 FNF hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless Splitco, its wholly owned Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Splitco Indemnified Parties”) from and against any Losses incurred by the Splitco Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i)                                     the conduct of the FNF Retained Businesses (whether before or after the Closing);

(ii)                                  the FNF Retained Assets (whether incurred before or after the Closing);

(iii)                               the FNF Retained Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of FNF or any of its Subsidiaries (other than the Splitco Entities) under this Agreement, any Contribution Agreement or any Other Agreement.

(c)                                  The indemnification provisions set forth in Section 4.1(a) and (b) shall not apply to (i) any Losses incurred by any Splitco Entity pursuant to any contractual obligation (other than this Agreement, the Contribution Agreements or the Other Agreements), existing on or after the Closing Date between (A) FNF or any of its Subsidiaries or Affiliates, on the one hand, and (B) Splitco or any of its Subsidiaries or Affiliates, on the other hand, and (ii) any Losses incurred by any FNF Entity pursuant to any contractual obligation (other than this Agreement, the Contribution Agreements or the Other Agreements) existing on or after the Closing Date between (A) FNF or any of its Subsidiaries or Affiliates, on the one hand, and (B) Splitco or any of its Subsidiaries or Affiliates, on the other hand.

(d)                                 (i)                                     In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses, in each case, in reasonable detail, to the extent known), whether or not involving a Third-Party Claim (as defined below).  Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim.  Failure by any Indemnitee to so notify the applicable Indemnitor will not affect the rights of such Indemnitee under this Agreement except solely to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim.  The Indemnitee will thereafter deliver to the Indemnitor as promptly as practicable, and in any event within ten (10) Business Days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to such Third-Party Claim.

(ii)                                  After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election.  The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed;

provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor.  The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims).  The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof.  If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim; provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)                               If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend any such Third-Party Claim within thirty (30) days of receipt of such notice, as well as during the period prior to the Indemnitor providing notice that it will undertake such defense, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee.  The Indemnitee may not settle any Third-Party Claim with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless (A) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty (30) days of receipt of such notice pursuant to Section 4.1(d)(i) (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (B) (1) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (2) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (x) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (y) includes a complete release of the Indemnitor and the Indemnitee and (z) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages to be borne by the Indemnitor.

(e)                                  In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim.

(f)                                   The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g)                                  The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any

Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee.  In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing or (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(h)                                 If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i)                                     The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j)                                    The rights and obligations of the FNF Indemnified Parties and the Splitco Indemnified Parties under this Section 4.1 shall survive the Split-Off.

(k)                                 For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Matters Agreement are applicable.

(l)                                     To the fullest extent permitted by applicable Law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 4.1.

4.2                               Investment.  Prior to the Closing, Splitco shall enter into a subscription agreement with FNF or its Subsidiaries pursuant to which FNF or such Subsidiaries, as applicable, will contribute up to an aggregate amount of $100 million to Splitco in exchange for Splitco Common Stock.

4.3                               Further Assurances.  At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

4.4                               Access to Information.

(a)                                 Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party hereto shall, and shall cause each of its Subsidiaries to, and will use reasonable best efforts to cause its non-wholly owned subsidiaries, joint ventures owned (either of record or beneficially) by such party or a Subsidiary of such party and any entity in which such party or a Subsidiary of such party owns a minority investment (either of record or beneficially) to, afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, non-wholly owned subsidiaries, joint ventures owned (either of record or beneficially) by such party or a Subsidiary of such party and any entity in which such party or a Subsidiary of such party owns a minority investment (either of record or beneficially), (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Contribution Agreements and the Other Agreements (provided, however, that any information relating to matters governed by the Tax Matters Agreement shall be subject to the provisions thereof in lieu of this Section 4.4).

(b)                                 Any information owned by a party that is provided to another party pursuant to Section 4.4(a) will remain the property of the providing party.  The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.4 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement.  Notwithstanding anything herein to the contrary, each party’s access to information shall be subject, in all cases, to any bona fide concerns of attorney-client privilege that the other party may reasonably have and any restrictions contained in contracts to which the other party or any of its Subsidiaries, non-wholly owned subsidiaries, joint ventures owned (either of record or beneficially) by such party or a Subsidiary of such party and any entity in which such party or a Subsidiary of such party owns a minority investment (either of record or beneficially) is a party (it being understood that such party shall use its reasonable efforts to provide any such information in a manner that does not result in such violation). Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)                                  The party requesting any information under this Section 4.4 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party.  No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

4.5                               Confidentiality.  Each party will keep confidential for five (5) years following the Closing Date (or for three (3) years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, controlled Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable Law.

(a)                                 “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure.  Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by Splitco or the Splitco Business or which constitute Splitco Assets on or prior to the Closing Date will constitute Proprietary Information of Splitco for purposes of this Section 4.5.

(b)                                 Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided, that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.6                               Notices Regarding Transferred Assets.  Any transferor of an Asset or Liability in the Contribution that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Contribution, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware.  The parties will cause their respective Subsidiaries to comply with this Section 4.6.

4.7                               Treatment Of Payments.  The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 2.10 of the Tax Matters Agreement and to increase or reduce any amount paid hereunder if such payment would have been required to be increased or reduced under such section if it were a payment made pursuant to the Tax Matters Agreement.

ARTICLE V
CLOSING

5.1                               Closing.  Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the satisfaction or waiver of all conditions set forth in each of Section 2.2 and 5.2, the closing of the Redemption (the “Closing”) will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at a mutually acceptable time and date to be determined by FNF (the “Closing Date”).

5.2                               Conditions to Closing.

(a)                                 The obligations of the parties to complete the transactions provided for herein are conditioned upon the satisfaction or, if applicable, waiver of the conditions set forth in Section 2.2.

(b)                                 The performance by each party of its obligations hereunder is further conditioned upon:

(i)                                     the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii)                                  the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3                               Deliveries at Closing.

(a)                                 FNF.  At the Closing, FNF will deliver or cause to be delivered to Splitco:

(i)                                     the Tax Matters Agreement duly executed by an authorized officer of FNF;

(ii)                                  the Corporate Services Agreement duly executed by an authorized officer of FNF;

(iii)                               the Registration Rights Agreement duly executed by an authorized officer of FNF;

(iv)                              the Voting Agreement duly executed by an authorized officer of FNF; and

(v)                                 such other documents and instruments as Splitco may reasonably request.

(b)                                 Splitco.  At the Closing, Splitco will deliver or cause to be delivered to FNF:

(i)                                     the Tax Matters Agreement duly executed by an authorized officer of Splitco;

(ii)                                  the Corporate Services Agreement duly executed by an authorized officer of Splitco;

(iii)                               the Registration Rights Agreement duly executed by an authorized officer of Splitco;

(iv)                              the Voting Agreement duly executed by an authorized officer of Splitco;

(v)                                 the amended and restated certificate of incorporation of Splitco, substantially in the form attached as Exhibit A hereto, duly executed by an authorized officer of Splitco;

(vi)                              the amended and restated bylaws of Splitco, substantially in the form attached as Exhibit B hereto, duly adopted by Splitco; and

(vii)                           such other documents and instruments as FNF may reasonably request.

ARTICLE VI
TERMINATION

6.1                               Termination.  This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of FNF without the approval of Splitco.  For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties.

6.2                               Effect of Termination.  In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII
MISCELLANEOUS

7.1                               Definitions.

(a)                                 For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership, membership, limited liability company or other ownership interests, by contract or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement, (i) none of FNF or any of its Subsidiaries shall be deemed to be Affiliates of Splitco or any of its Subsidiaries and (ii) none of Splitco or any of its Subsidiaries shall be deemed to be Affiliates of FNF or any of its Subsidiaries, in each case, for any periods prior to or following the Closing.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Corporate Services Agreement” means the Corporate Services Agreement to be entered into between FNF and Splitco, substantially in the form attached hereto as Exhibit C.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the audited financial statements for the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016 included in the Registration Statement.

“FNF Board” means the Board of Directors of FNF or a duly authorized committee thereof.

“FNF Charter” means the Fourth Amended and Restated Certificate of Incorporation of FNF, as in effect immediately prior to the Redemption Date.

“FNF Entity” or “FNF Entities” means and includes each of FNF and its Subsidiaries (other than the Splitco Entities), after giving effect to the Contribution.

“FNF Retained Assets” means all Assets which are held at the Effective Time by FNF and its Subsidiaries, other than the Splitco Assets.

“FNF Retained Businesses” means all businesses which are held at the Effective Time by FNF and its Subsidiaries, other than the Splitco Business.

“FNF Retained Liabilities” means all Liabilities of FNF and its Subsidiaries at the Effective Time, other than the Splitco Liabilities.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Governmental Authorization” means any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any Governmental Authority.

“IRS” means the Internal Revenue Service.

“Law” or “Laws” means any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise.

“Order” means any order, injunction, judgment, decree or ruling of any court, governmental or regulatory authority, agency, commission or body.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Redemption Agent” means Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between FNF and Splitco, substantially in the form attached hereto as Exhibit D.

“Registration Statement” means the registration statement on Form S-4 filed under the Securities Act (No. 333-[•]) pursuant to which the offering of shares of Splitco Common Stock in the Redemption will be registered.

“Representatives” means, with respect to any party, such party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Splitco Assets” means, without duplication:

(i) all of the outstanding shares of all classes of capital stock of (or other equity interests in) (A) Subsidiaries of Splitco, (B) joint ventures owned (either of record or beneficially) by Splitco or a Subsidiary of Splitco or (C) minority investments owned (either of record or beneficially) by Splitco or a Subsidiary of Splitco, in each case of clauses (A) — (C), as of the Effective Time;

(ii) all of the Assets included on the consolidated balance sheet of Splitco, including the notes thereto, as of December 31, 2016, that is included or incorporated by reference in the Registration Statement (the “Balance Sheet”) to the extent such Assets would have been included as Assets on a consolidated balance sheet of Splitco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

(iii) all other Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of Splitco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet; and

(iv) all Assets owned or held immediately prior to the Effective Time by FNF or any of its Subsidiaries that are used primarily in the Splitco Business. The intention of this clause (iv) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Splitco Asset.

“Splitco Board” means the Board of Directors of Splitco or a duly authorized committee thereof.

“Splitco Business” means the business, operations and activities conducted by the Splitco Entities from time to time, whether prior to, at or after the Effective Time, including, without duplication, (i) all of Splitco’s business, operations and activities, as more fully described in the Registration Statement and (ii) any terminated, divested or discontinued businesses or operations which are or should be included as historical operations of the Splitco Entities consistent with the methodology applied in the basis of presentation of the Financial Statements.

“Splitco Charter” means the Amended and Restated Certificate of Incorporation of Splitco to be filed with the Delaware Secretary of State immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit A.

“Splitco Entity” or “Splitco Entities” means and includes each of (i) Splitco, (ii) its Subsidiaries, (iii) any joint ventures owned (either of record or beneficially) by Splitco or a Subsidiary of Splitco and (iv) any entity in which Splitco or a Subsidiary of Splitco owns a minority interest (either of record or beneficially), in each case of clauses (i) — (iv), after giving effect to the Contribution.

“Splitco Liabilities” means, without duplication:

(i) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included on a consolidated balance sheet of Splitco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(ii) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Splitco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(iii) all Liabilities to the extent relating to, arising out of or resulting from any terminated, divested or discontinued business or operations of the Splitco Business; and

(iv) all Liabilities to the extent relating to, arising out of or resulting from (A) the operation of the Splitco Business, as conducted at any time before, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), (B) the operation of any business conducted by any member of the Splitco Entities at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or (C) any Splitco Assets, but, excluding, in each case, any intercompany payable of the FNFV Group to the FNF Group (as defined in the FNF charter) outstanding as of immediately prior to the Effective Time in respect of, among other things, shared executive costs, stock compensation costs, aircraft sharing costs, employee related payments, operating expenses and tax allocations.

“Subsidiary” when used with respect to any Person, means (i) (A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than fifty percent (50%) of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.  Notwithstanding the foregoing, for purposes of this Agreement, (i) none of FNF and its Subsidiaries shall be deemed to be Subsidiaries of Splitco or any of its Subsidiaries, and (ii) none of Splitco and its Subsidiaries shall be deemed to be Subsidiaries of FNF or any of its Subsidiaries, in each case, for any periods prior to or following the Closing.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between FNF and Splitco, substantially in the form attached hereto as Exhibit E.

“Voting Agreement” means the Voting Agreement to be entered into between FNF and Splitco, substantially in the form attached hereto as Exhibit F.

(b)                                 As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Agreement	Preamble
Balance Sheet	Section 7.1
Code	Recitals
Closing	Section 5.1
Closing Date	Section 5.1
Contribution	Section 1.1(a)
Contribution Agreement	Section 3.1(b)
Disclosing Party	Section 4.5(a)
Effective Time	Section 2.1(a)
FNF	Preamble
FNF Indemnified Parties	Section 4.1(a)
FNFV Common Stock	Recitals

FNFV Restricted Shares	Section 2.3
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
Other Agreements	Section 3.1(b)
Proprietary Information	Section 4.5(a)
Receiving Party	Section 4.5(b)
Redemption	Recitals
Redemption Date	Section 2.1(a)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
Split-Off	Recitals
Splitco	Preamble
Splitco Common Stock	Section 2.1(b)
Splitco Indemnified Parties	Section 4.1(b)
Stockholder Meeting	Section 2.1(a)
Third-Party Claim	Section 4.1(d)(i)

7.2                               Specific Performance.  Each party hereto hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party hereto is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations.  Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

7.3                               No Third-Party Beneficiary Rights.  Except for provisions of Section 4.1, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.4                               Notices.  All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any FNF Entity:	Fidelity National Financial, Inc.
1701 Village Center Circle
Las Vegas, Nevada 89134
Facsimile (702) 234-3251
Attention: General Counsel

if to any Splitco Entity:	Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, Nevada 89134
Facsimile (702) 234-3251
Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

7.5                               Entire Agreement.  This Agreement, the Contribution Agreements and the Other Agreements (including the Exhibits and Schedules attached hereto and thereto) embody the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding.  Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon.  No promises, covenants or representations of any kind, other than those expressly stated herein and in the other agreements referred to above, have been made to induce either party to enter into this Agreement.

7.6                               Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that FNF and Splitco may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve FNF or Splitco, as the assignor, of its obligations hereunder.

7.7                               Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.4 shall be deemed effective service of process on such party.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.8                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9                               Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.10                        No Strict Construction; Interpretation.

(a)                                 The parties hereto each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)                                 When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to agreements and instruments include all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.11                        Conflicts with Tax Matters Agreement.  In the event of a conflict between this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall prevail.

7.12                        Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

7.13                        Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.  The Agreement may be delivered by facsimile or email scan transmission of a signed copy thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:
Title:

CANNAE HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

List of Omitted Exhibits

The following exhibits to the Reorganization Agreement, dated as of [•], 2017, by and between Fidelity National Financial, Inc. and Cannae Holdings, Inc. have not been provided herein:

Exhibit A — Form of Amended and Restated Charter of Splitco (See Exhibit 3.1 to Form S-1 on Form S-4 filed herewith)

Exhibit B — Form of Amended and Restated Bylaws of Splitco (See Exhibit 3.2 to Form S-1 on Form S-4 filed herewith)

Exhibit C — Form of Corporate Services Agreement (See Exhibit 10.5 to Form S-1 on Form S-4 filed herewith)

Exhibit D — Form of Registration Rights Agreement (See Exhibit 10.7 to Form S-1 on Form S-4 filed herewith)

Exhibit E — Form of Tax Matters Agreement (See Exhibit 10.4 to Form S-1 on Form S-4 filed herewith)

Exhibit F — Form of Voting Agreement (See Exhibit 10.6 to Form S-1 on Form S-4 filed herewith)

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.